UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 2, 2018

12 RETECH CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-55915	38-3954047
(State Or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

701 S. Carson Steet Suite 200 Carson City, Nevada 89701
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:

(530) 539-4329

N/A
(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Advisory Board

Item 8.01 Other Events

Effective on July, 2, 2018, the Company’s Board of Directors appoint Dominick D’Alleva to serve as a member of the Company’s Advisory Board.

Mr. D’Alleva will not be serving on any committees of the board as the board has not yet created any committees. As compensation for his service, Mr. D’Alleva was allowed to purchase 3,125,000 common shares at a discounted price of $0.01 per share.

Mr. D’Alleva’s Business Background:

From 1995 to present time, he has been a principal with D and D Realty Company, LLC, a privately owned New York based New York limited liability company involved in the acquisition and financing of real estate. From 1986 to 1995, he was engaged in residential New York City real estate for his own account and as general counsel to various real estate acquisition firms. From December 2014 to October 2016, Mr. D’Alleva was Chairman of the Board of Warren Resources, Inc. a publicly traded energy company which was reorganized in 2016. From 1983 to 1985, he served as Executive Vice President, Director and General Counsel of Swanton Corporation which engaged in energy, retail and financial services businesses. From 1980 to 1983, he was Associate Counsel for Damson Oil Corporation. From 1977 to 1980, he was an associate with Simpson, Thatcher & Bartlett specializing in securities and corporate law.

Mr. D’Alleva received a Bachelor of Arts degree Summa Cum Laude from Fordham University in 1974 and earned his Juris Doctor degree with honors from Yale University in 1977.

Mr. D’Alleva is 66 years old.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2018

12 RETECH CORPORATION

By:	/s/ Angelo Ponzetta
By:	Angelo Ponzetta
Its:	Chief Executive Officer & Chairman